NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information contact:
Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE
Astronics Corporation Expands Board of Directors
with Appointment of Three New Independent Directors
EAST AURORA, NY, October 11, 2016 — Astronics Corporation (NASDAQ: ATRO), a leading supplier of advanced technologies and products to the global aerospace, defense, and semiconductor industries, announced that it has appointed three new independent directors to its Board: Jeffry D. Frisby, Warren C. Johnson and Neil Kim. The appointments expand the Board to nine directors, eight of whom are independent.
Kevin T. Keane, Chairman of the Board, commented, “We are fortunate to add directors that bring such extensive experience in leading world-class aerospace and semiconductor companies. Jeff, Warren and Neil each bring unique talents and valuable perspectives to our already strong board. The expansion of the Board is critical to our succession plan and provides for necessary continuity to support Astronics’ continued success.”
Jeff Frisby, age 60, brings significant aerospace experience spanning nearly 40 years. He spent 17 years with Triumph Group, Inc. (NYSE: TGI), a global company that designs, engineers, manufacturers, repairs and overhauls a broad portfolio of aerostructures, aircraft components, accessories, subassemblies and systems, as President and CEO and prior to that as President of the Aerospace Systems Group. He began his career at Frisby Aerospace, which was later acquired by Triumph. Mr. Frisby currently serves on the board of Quaker Chemical Corporation (NYSE: KWR). He is a graduate of the Wayne Calloway School of Business and Accountancy at Wake Forest University where he earned a Bachelor of Science degree in Business.
Warren C. Johnson, age 57, brings noteworthy aerospace experience from his 33-year career at Moog Inc. (NYSE: MOG-A), a worldwide manufacturer of precision control components and systems. Prior to his retirement, Mr. Johnson was President of the Moog Aircraft Group. He began his career as a Development Engineer and held various positions of increasing responsibility, leading Moog’s efforts to streamline aerospace product development cycle time and lean activities. Mr. Johnson holds Bachelors of Science and Masters of Science degrees in Mechanical Engineering from The Ohio State University. He completed a Sloan Fellows M.B.A. at the Massachusetts Institute of Technology.

Neil Kim, age 58, was with Broadcom Corporation, a global leader and innovator in semiconductor solutions for wired and wireless communications since 2000 and held progressively advanced positions of responsibility until its acquisition in January 2016. He retired as Executive Vice President, Operations and Central Engineering, and was responsible for the company's global manufacturing including foundry operations, supply chain management and corporate procurement operations. Prior to Broadcom, he held a variety of senior technical, research and development engineering positions with Western Digital Corporation and Micropolis Corporation. Mr. Kim is named as inventor on 33 patents, previously served as a director for the Global Semiconductor Alliance and currently is a member of the Board of Directors for Silicon Laboratories Inc., (NASDAQ: SLAB), Signetics Korea (KOSDAQ: 033170) and Korean Circuit Co. LTD (KS: 007810). He received a Bachelor of Science in Electrical Engineering and Computer Science from the University of California, Berkeley.
About Astronics Corporation
Astronics Corporation is a leading supplier of advanced technologies and products to the global aerospace, defense and semiconductor industries. Astronics’ products and services include advanced, high-performance electrical power generation, distribution and motion systems, lighting and safety systems, avionics products, aircraft structures, systems certification and automated test systems. Astronics’ strategy is to increase its value by developing technologies and capabilities, either internally or through acquisition, and using those capabilities to provide innovative solutions to its targeted markets and other markets where its technology can be beneficial. Through its wholly-owned subsidiaries, Astronics has a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its website at www.astronics.com.
For more information on Astronics and its products, visit its website at www.astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the state of the aerospace, defense, consumer electronics and semiconductor industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.